Exhibit 99.1

PREFORMED LINE PRODUCTS ANNOUNCES FOURTH QUARTER AND FULL YEAR 2021 FINANCIAL RESULTS

CLEVELAND, March 3, 2022 /PRNewswire/ -- Preformed Line Products Company (NASDAQ: PLPC) today reported financial results for its fourth quarter and full year ended December 31, 2021.

Net sales in the fourth quarter of 2021 were $131.4 million compared to $118.5 million in the fourth quarter of 2020, a 10.9% increase and a new record for fourth quarter shipments. Foreign currency translation reduced fourth quarter 2021 net sales by $0.7 million.

Net income for the quarter ended December 31, 2021 was $9.0 million, or $1.79 per diluted share, compared to $2.7 million, or $0.53 per diluted share, for the comparable period in 2020. The fourth quarter of 2021 net income benefited from the increased gross profit on incremental sales and the selling price increases announced in 2021 partially offsetting the impact of rising costs on key raw material inputs and transportation expenses. Also benefiting the year-over-year comparison were charges incurred for litigation reserves and loss on sale of assets in 2020 not recurring in 2021 as well as the timing of expense recognition for employee bonus plans.

Net sales for the full year 2021 were $517.4 million, compared to $466.4 million in 2020. This is the third consecutive year of record net sales and represents a 10.9% increase. Favorable foreign currency translation accounted for $9.3 million of the full year 2021 net sales increase.

Net income for the year ended December 31, 2021 was $35.7 million, or $7.19 per diluted share, compared to $29.8 million, or $5.98 per diluted share in 2020. Net income for the full year 2021 was negatively impacted by significant increases in raw material prices and transportation expenses. However, the increase in margin on incremental sales as well as the early-stage pricing benefit for announced price increases in 2021 helped offset those inflationary increases allowing us to substantially maintain our year-over-year gross profit comparison.

On March 2, 2022, we amended our line of credit agreement with PNC Bank, National Association to increase our facility limit from $65.0 million to $90.0 million, modified our index used to determine the interest rates from LIBOR to the Bloomberg Short Term Bank Yield Index ("BSBY") and extended the maturity from June 30, 2024 to March 2, 2026. Substantially all other terms remain the same.

Rob Ruhlman, Chairman and Chief Executive Officer, said, "The third consecutive year for record net sales and record earnings per share in 2021 is the result of the resolve, commitment and dedication of our global team. This also represents the fourth consecutive year of record domestic net sales with PLP-USA posting a year-over-year increase of 28%. That increase in domestic net sales and to a lesser extent the increase in net sales for EMEA more than covered shortfalls experienced in the America's and Asia-Pacific regions. The Asia-Pacific region relies heavily on government sponsored infrastructure projects which continue to be more negatively impacted by the COVID-19 pandemic than the other regions. As supply chain disruptions and significant inflation for core raw material commodities and transportation costs have impacted our global operations, we have announced price increases to combat these inflationary increases. While we expect these price increases to substantially offset inflation to date, continued cost inflation may require further price adjustments. We do anticipate COVID-19 will continue to challenge our business as well as the global economy well into 2022. As always, we are fully committed to providing our customers with the high-quality products they expect while staying focused on the safety and well-being of our employees, customers, vendors and their families."

FORWARD-LOOKING STATEMENTS

This news release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 regarding the Company, including those statements regarding the Company's and management's beliefs and expectations concerning the Company's future performance or anticipated financial results, among others. Except for historical information, the matters discussed in this release are forward-looking statements that involve risks and uncertainties which may cause results to differ materially from those set forth in those statements. Among other things, factors that could cause actual results to differ materially from those expressed in such forward-looking statements include the uncertainty in business conditions and economy due to COVID-19 including the severity and duration of business disruption caused by the pandemic, the strength of the economy and demand for the Company's products and the mix of products sold, the relative degree of competitive and customer price pressure on the Company's products, the cost, availability and quality of raw materials required for the manufacture of products, and the Company's ability to continue to develop proprietary technology and maintain high quality products and customer service to meet or exceed new industry performance standards and individual customer expectations, and other factors described under the headings "Forward-Looking Statements" and "Risk Factors" in the Company's 2020 Annual Report on Form 10-K filed with the SEC on March 5, 2021 and subsequent filings with the SEC. The Annual Report on Form 10-K and the Company's other filings with the SEC can be found on the SEC's website at http://www.sec.gov. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

ABOUT PLP

PLP protects the world's most critical connections by creating stronger and more reliable networks. The company's precision-engineered solutions are trusted by energy and communications providers worldwide to perform better and last longer. With locations in over 20 countries, PLP works as a united global corporation, delivering high-quality products and unparalleled service to customers around the world.

PREFORMED LINE PRODUCTS COMPANY
CONSOLIDATED BALANCE SHEETS

	December 31,	December 31,
(Thousands of dollars, except share and per share data)	2021	2020

ASSETS
Cash and cash equivalents	$ 36,406	$ 45,175
Accounts receivable, less allowances of $3,744 ($3,464 in 2020)	98,203	92,686
Inventories - net	114,507	97,537
Prepaid expenses	19,778	17,660
Other current assets	3,217	3,256
TOTAL CURRENT ASSETS	272,111	256,314

Property, plant and equipment - net	149,774	125,965
Goodwill	28,194	29,508
Other intangible assets - net	12,039	14,443
Deferred income taxes	3,839	10,863
Other assets	23,061	23,994

TOTAL ASSETS	$ 489,018	$ 461,087

LIABILITIES AND SHAREHOLDERS' EQUITY

Trade accounts payable	$ 42,376	$ 31,646
Notes payable to banks	16,423	17,428
Current portion of long-term debt	3,116	5,216
Accrued compensation	13,756	14,736
Accrued expenses and other liabilities	29,864	34,748
TOTAL CURRENT LIABILITIES	105,535	103,774

Long-term debt, less current portion	40,048	33,333
Other noncurrent liabilities and deferred income taxes	27,335	31,911

SHAREHOLDERS' EQUITY
Shareholders' equity:
Common shares - $2 par value, 15,000,000 shares authorized, 4,907,143 and 4,902,233 issued and outstanding, as of December 31, 2021 and December 31, 2020, respectively	13,185	13,028
Common shares issued to rabbi trust, 243,138 and 265,508 shares at December 31, 2021 and December 31, 2020, respectively	(10,102)	(10,940)
Deferred compensation liability	10,102	10,940
Paid-in capital	47,814	43,134
Retained earnings	410,673	379,035
Treasury shares, at cost, 1,685,387 and 1,611,927 shares at December 31, 2021 and December 31, 2020, respectively	(93,836)	(88,568)
Accumulated other comprehensive loss	(61,719)	(54,551)
TOTAL PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS' EQUITY	316,117	292,078
Noncontrolling interest	(17)	(9)
TOTAL SHAREHOLDERS' EQUITY	316,100	292,069
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$ 489,018	$ 461,087

PREFORMED LINE PRODUCTS COMPANY
STATEMENTS OF CONSOLIDATED OPERATIONS

(In thousands, except per share data)	Three Months Ended December 31		Twelve Months Ended December 31
	2021	2020	2021	2020

Net sales	$ 131,446	$ 118,506	$ 517,417	$ 466,449
Cost of products sold	91,598	81,883	351,175	312,436
GROSS PROFIT	39,848	36,623	166,242	154,013

Costs and expenses
Selling	10,697	9,408	40,539	35,637
General and administrative	12,352	16,432	55,257	56,335
Research and engineering	4,953	4,676	19,188	17,625
Other operating expense - net	881	2,239	3,709	4,209
	28,883	32,755	118,693	113,806

OPERATING INCOME	10,965	3,868	47,549	40,207

Other income (expense)
Interest income	92	33	169	259
Interest expense	(544)	(464)	(2,023)	(2,396)
Other income - net	1,452	726	3,201	2,501
	1,000	295	1,347	364

INCOME BEFORE INCOME TAXES	11,965	4,163	48,896	40,571

Income tax expense	3,014	1,505	13,175	10,810

NET INCOME	$ 8,951	$ 2,658	$ 35,721	$ 29,761

Less: Net loss attributable to noncontrolling interests	23	11	8	42

NET INCOME ATTRIBUTABLE TO PREFORMED LINE PRODUCTS COMPANY SHAREHOLDERS	$ 8,974	$ 2,669	$ 35,729	$ 29,803

AVERAGE NUMBER OF SHARES OF COMMON STOCK
OUTSTANDING:
Basic	4,907	4,899	4,907	4,923
Diluted	5,026	5,027	4,970	4,984

EARNINGS PER SHARE OF COMMON STOCK
ATTRIBUTABLE TO PREFORMED LINE PRODUCTS
COMPANY SHAREHOLDERS:
Basic	$ 1.83	$ 0.54	$ 7.28	$ 6.05
Diluted	$ 1.79	$ 0.53	$ 7.19	$ 5.98

Cash dividends declared per share	$ 0.20	$ 0.20	$ 0.80	$ 0.80

CONTACT: MEDIA RELATIONS: JOSH NELSON, MANAGER, MARKETING COMMUNICATIONS, +1 440 473 9120, JOSH.NELSON@PLP.COM; INVESTOR RELATIONS, ANDREW S. KLAUS, CHIEF FINANCIAL OFFICER, +1 440 473 9246, ANDY.KLAUS@PLP.COM